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NEWS BULLETIN

                                                      MONTEREY HOMES CORPORATION
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William W. Cleverly
Chairman and Co-CEO
Steven J. Hilton
President and Co-CEO
6613 North Scottsdale Road, #200
Scottsdale, Arizona  85250
602/998-8700  FAX 602/998-9162


FOR IMMEDIATE RELEASE


                           MONTEREY HOMES CORPORATION
              (FORMERLY HOMEPLEX MORTGAGE INVESTMENTS CORPORATION) ANNOUNCES MERGER, NAME CHANGE AND REVERSE STOCK SPLIT


         SCOTTSDALE, ARIZONA, January 3, 1997 - Monterey Homes Corporation (the "Company") (NYSE Symbol - MTH) announced today the successful completion of a merger with Monterey Homes Construction II, Inc. and Monterey Homes Arizona II, Inc. (the "Monterey Entities"), a group of privately held companies engaged in the homebuilding business in Phoenix, Scottsdale and Tucson, Arizona. The parties had previously announced the execution of a definitive merger agreement, which was approved by the Company's stockholders during its annual meeting held on December 23, 1996.

         Effective with the December 31, 1996 consummation of the merger, the Company changed its name from Homeplex Mortgage Investments Corporation to Monterey Homes Corporation and its New York Stock Exchange ticker symbol from HPX to MTH. In addition, concurrent with the merger, a one for three reverse stock split was effected.

         The merger involved the issuance of approximately 1.3 million shares of Company stock resulting in the outstanding stock of the Company reaching approximately 4.5 million shares.
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Approximately  267,000  additional  shares of  Company  stock,  contingent  upon reaching certain trading prices, and options to purchase approximately 334,000 shares of Company stock at $5.25 per share were granted in the merger. These rights and options, coupled with existing stock options, could result in the issuance of approximately an additional 1.0 million shares of Company stock. (Note: All share and per share amounts are on a post-reverse split basis).

         Mr. William W. Cleverly and Mr. Steven J. Hilton, the prior owners of the Monterey Entities, have been elected and will serve as Chairman and President, respectively, and Co-Chief Executive Officers of the Company beginning January 1, 1997, under five year employment contracts. The new board will consist of Messrs. Cleverly and Hilton, the immediate prior Chairman, Alan Hamberlin, and two new outside directors, Robert G. Sarver and C. Timothy White.

         The transaction resulted in the termination of the Company's tax status as a real estate investment trust, although, it is anticipated that the Company's $58.0 million net operating loss carryforward will continue to be available to the Company after the merger.

         The Company will continue with the homebuilding operations of the Monterey Entities as its main line of business and will withdraw from the residual and real estate lending business.

         Bill Cleverly, Chairman and Co-CEO of the Company, stated: "With this merger, Monterey Homes Corporation enters a new era. We plan to re-deploy the capital of the Company to grow our existing Arizona homebuilding operations and expand geographically into other markets which present superior profit potential."

         For questions regarding this press release, please call Larry W. Seay, Chief Financial Officer of the Company at (602) 998-8700.